EXHIBIT 15.2

AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

May 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 6, 2004 on our review of interim financial information of Valeant Pharmaceuticals International (formerly ICN Pharmaceuticals, Inc.) (the “Company”) for the three month period ended March 31, 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in its Registration Statements on Forms S-3 (File Nos. 333-10661, 333-67376, 333-88040, 333-88042 and 333-112904), and Form S-4 (No. 333-112906 and Forms S-8 (No. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877 and 333-109879).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California